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LIST OF SUBSIDIARIES

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Name/Location/Jurisdiction of Incorporation
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DMC Telecom U.K. LTD., Lanarkshire, Scotland State of Delaware, USA
DMC TELECOM CANADA, INC., Toronto, Canada Toronto, Canada
DMC DE MEXICO, SA. DE C.V., Mexico D.F., Mexico Mexico City, Mexico
DMC DO BRASIL LTDA., Campinas, Brazil Rio de Janeiro, Brazil
DMC TELCOM PHILIPPINES, INC., Makati City, Philippines Metro Manila, Philippines
DIGITAL MICROWAVE INDIA PRIVATE LIMITED, New Delhi, India New Delhi, India
DIGITAL MICROWAVE NW, INC. Seattle, Washington USA State of Washington, USA
DIGITAL MICROWAVE CORPORATION LIMITED, Wellington, New Zealand Wellington, New Zealand
DIGITAL MICROWAVE ASIA PACIFIC (S) PTE, LTD., Singapore Republic of Singapore
DIGITAL MICROWAVE CORPORATION (PTY.) LIMITED, South Pretoria Republic of South Africa
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